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                               [DoubleClick LOGO]



                               CONTACTS:  DoubleClick Inc.
                                          Investor Relations:
                                          Ilona Nemeth
                                          Sara Pasko
                                          212-683-0001

                                          Abernathy MacGregor Frank
                                          Adam Miller/David Sasso
                                          212-371-5999


                        DOUBLECLICK COMPLETES MERGER WITH
                                  ABACUS DIRECT

NEW YORK, NY, November 23, 1999--DoubleClick Inc. (Nasdaq: DCLK) announced today that it has completed its merger with Abacus Direct (Nasdaq: ABDR) following today's approval by the stockholders of Abacus Direct and DoubleClick.

Under the terms of the merger agreement, holders of Abacus Direct stock are entitled to receive 1.05 shares of DoubleClick common stock for each share of Abacus Direct common stock pursuant to a fixed exchange ratio. DoubleClick will issue approximately 10.5 million shares to complete the exchange. Based on DoubleClick's closing price of $158 on November 22, 1999, the transaction is valued at approximately $1.7 billion. The combined market capitalization of the two companies is approximately $8.8 billion.

"The merger with Abacus Direct, along with the recent closing of the NetGravity merger, will allow us to offer publishers and advertisers the most effective means of advertising online," said Kevin O'Connor, Chairman & CEO, DoubleClick.

ABOUT DOUBLECLICK INC.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Dublin, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, Hong Kong, London, Madrid, Milan, Montreal, Munich, Oslo, Paris, Sao Paulo, Singapore, Stockholm, Sydney, Taipei, Tokyo and Toronto.

                                      # # #



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                                DOUBLECLICK INC.

            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (1)
                    (In thousands, except per share amounts)

                                                             Three Months Ended              Nine Months Ended
                                                               September 30,                   September 30,
                                                        ----------------------------    --------------------------
                                                            1999            1998           1999           1998
                                                        ------------     -----------    -----------     ----------
Revenues                                                   $ 74,725        $ 39,844      $ 163,993       $ 92,927
Cost of revenues                                             29,000          17,558         65,297         44,640
                                                        ------------     -----------    -----------     ----------
   Gross profit                                              45,725          22,286         98,696         48,287

Operating expenses
   Sales and marketing                                       26,998          13,956         67,096         36,796
   General and administrative                                 9,616           4,932         23,426         13,608
   Product development                                        7,819           3,476         20,468          8,966
   Facility relocation & other                                  388             360          2,520            360
                                                        ------------     -----------    -----------     ----------
     Total operating expenses                                44,821          22,724        113,510         59,730
                                                        ------------     -----------    -----------     ----------

Income (loss) from operations                                   904            (438)       (14,814)       (11,443)

Equity in losses of joint venture                              (208)              -           (573)             -
Interest and other, net                                       3,891           1,194          9,128          2,784
                                                        ------------     -----------    -----------     ----------

Income (loss) before income taxes                             4,587             756         (6,259)        (8,659)
Provision for income taxes                                   (4,520)         (3,303)        (7,484)        (5,309)
                                                        ------------     -----------    -----------     ----------

Net income (loss)                                              $ 67        $ (2,547)     $ (13,743)     $ (13,968)
                                                        ============     ===========    ===========     ==========

Basic and diluted net income (loss) per share                $ 0.00         $ (0.05)       $ (0.25)       $ (0.32)
                                                        ============     ===========    ===========     ==========

Weighted average shares used in basic
   net income (loss) per share calculation                   55,233          46,875         54,489         43,754
                                                        ============     ===========    ===========     ==========

Weighted average shares used in diluted
   net income (loss) per share calculation                   62,683          46,875         54,489         43,754
                                                        ============     ===========    ===========     ==========


(1) The unaudited pro forma combined statements of operations present the effect of the mergers between DoubleClick, NetGravity and Abacus, effective October 26, 1999 and November 23, 1999, respectively, accounted for as poolings of interests.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in DoubleClick's reports and documents filed from time to time with the Securities and Exchange Commission.